UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

February 27, 2021

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	80-0873306
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA	23230
(Address of principal executive offices)	(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $.001 per share	GNW	NYSE (New York Stock Exchange)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 28, 2021, Genworth Financial, Inc. (the “Company”) announced the sale of approximately 214.3 million shares of its subsidiary, Genworth Mortgage Insurance Australia Limited (“Genworth Australia”), a holding company for the Company’s Australian mortgage insurance business (the “Sale”) and that, in connection therewith, it entered into an amendment of the Secured Promissory Note, dated as of July 20, 2020 (the “Note”) issued by the Company and Genworth Financial International Holdings, LLC to AXA SA (“AXA”) in connection with the previously disclosed settlement of the action AXA SA v. Genworth Financial International Holdings, LLC et al. in the High Court of Justice, Business and Property Courts of England and Wales, pursuant to which the Company agreed to (i) make certain cash payments and to pay certain additional amounts to AXA in respect of such settlement and (ii) secure the obligations under the Note by pledging certain outstanding common shares in Genworth Australia (the “GMA Shares”) and Genworth Mortgage Holdings, Inc. (the “GMHI Shares”), in each case, held by the Company through its subsidiaries. The Sale represents a disposition of the Company’s entire remaining ownership interest in Genworth Australia. A copy of the press release is attached hereto as Exhibit 99.1.

Pursuant to the Note, the Company agreed to make mandatory prepayments upon the occurrence of certain specified events, including the consummation of dispositions with respect to the GMA Shares. In connection with the Sale, the Company entered into an amendment to the Note dated February 25, 2021 (but with an effective date conditioned upon the execution and delivery of the Sale agreement by the relevant parties thereto) (the “Amendment”), which Amendment, among other things, permits the Company to retain a greater amount of the net proceeds in respect of the Sale than otherwise provided for under the Note prior to giving effect to the Amendment, as follows: (i) the first US$200,000,000 of such proceeds shall be applied to the Note, (ii) the next US$75,000,000 of such proceeds shall be retained by the Company and its subsidiaries, and (iii) any remaining proceeds in excess of US$275,000,000 shall be evenly divided between the portion required to be applied to the Note and the portion permitted to be retained by the Company and its subsidiaries.

In consideration of AXA’s agreement to permit the specified amount of proceeds of the Sale to be retained by the Company and its subsidiaries under the Amendment as described in the immediately preceding paragraph (such retained amounts, the “Holdback”), the Company has also agreed pursuant to the Amendment to (i) reduce the amount of proceeds permitted to be retained by the Company and subsidiaries in connection with certain equity transactions relating to the GMHI Shares by the amount of any such Holdback, and (ii) modify the requirements for certain releases of the GMHI Shares as permitted under the Note prior to giving effect to the Amendment, such that any such releases shall also be conditioned upon the consummation of an initial public offering or certain third party sales of the GMHI Shares.

The summary of the Amendment set forth above is not intended to be complete and is qualified in its entirety by reference to the full text of the Note, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment No. 1 to AXA Note, by and among the Company, Genworth Financial International Holdings, LLC and AXA, dated as of February 25, 2021

99.1	Press Release issued by the Company, dated February 28, 2021

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2021	GENWORTH FINANCIAL, INC.

	By:	/s/ Ward E. Bobitz
Ward E. Bobitz
Executive Vice President and General Counsel